Exhibit 10.6

HUDSON SAVINGS BANK

SUPPLEMENT AL EXECUTIVE RETIREMENT AGREEMENT

AUGUST 1, 2006

TABLE OF CONTENTS

PART 1.DEFINITIONS

1.1.	BENEFICIARY	1
1.2.	BENEFIT	1
1.3.	BOARD OR BOARD OF DIRECTORS	1
1.4.	CHANGE IN CONTROL	1
1.5.	CODE	2
1.6.	DISABILITY AND DISABLED	2
1.7.	EFFECTIVE DATE	2
1.8.	FIFTH ANNIVERSARY	2
1.9.	GOOD REASON	2
1.10.	HOLDING COMPANY	2
1.11.	INSURANCE POLICY	3
1.12.	NORMAL RETIREMENT BENEFIT AMOUNT	3
1.13.	NORMAL RETIREMENT DATE	3
1.14.	PAYMENT DATE	3
1.15.	RETIREMENT BENEFIT	3
1.16.	RETIREMENT PERCENTAGE	3
1.17.	SEPARATION FROM SERVICE	3
1.18.	SPECIALLY-DEFINED CAUSE	3
1.19.	TERMINATING EVENT	3
1.20.	TRUST	3
1.21.	TRUSTEE	3
1.22.	VESTED PORTION	3
1.23.	YEARS OF SERVICE	3

PART 2. BENEFITS		4

2.1.	GENERAL PROVISIONS CONCERNING RETIREMENT BENEFITS	4
2.2.	RETIREMENT BENEFIT (PAYABLE UPON TERMINATION OF EMPLOYMENT OTHER THAN PURSUANT TO CHANGE IN CONTROL, DISABILITY OR DEATH)	4
2.3.	CALCULATION OF RETIREMENT BENEFIT UPON CHANGE IN CONTROL	4
2.4.	OTHER ACTIONS UPON A CHANGE IN CONTROL	4
2.5.	DISABILITY	5
2.6.	DEATH BENEFIT	5
2.7.	NO BENEFITS UPON DISCHARGE FOR SPECIALLY-DEFINED CAUSE	5
2.8.	DISCHARGE FOR SPECIALLY-DEFINED CAUSE	6

PART 3. ADDITIONAL PROVISIONS		6

3.1.	OPTIONAL FORM OF BENEFIT	6
3.2.	BENEFICIARY DESIGNATION PROCEDURE	7
3.3.	ASSISTANCE IN PURCHASE OF LIFE INSURANCE	7
3.4.	ALIENABILITY AND ASSIGNMENT PROHIBITION	7
3.5.	ESTABLISHMENT OF TRUST	7
3.6.	BINDING OBLIGATION OF BANK AND ANY SUCCESSOR IN INTEREST	7
3.7.	AMENDMENT	7

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3.8.	GENERAL	7
3.9.	HEADINGS	7
3.10.	APPLICABLE LAW	8
3.11.	NAMED FIDUCIARY AND PLAN ADMINISTRATOR	8
3.12.	CLAIMS PROCEDURE	8
3.13.	ARBITRATION	8
3.14.	ENTIRE AGREEMENT	8
3.15.	INTERPRETATION	9
3.16.	EMPLOYMENT	9
3.17.	COMMUNICATIONS	9
3.18.	REGULATORY PROVISIONS	9

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SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Supplemental Executive Retirement Agreement (“Agreement”) is made and entered into as of August 1, 2006 and effective as of the Effective Date by and between Hudson Savings Bank, a bank organized and existing under the laws of The Commonwealth of Massachusetts (“Bank”), and Bartholomew Murphy, a key employee and executive of the Bank (“Executive”).

WITNESSETH:

WHEREAS, the Executive is a valuable, key employee of the Bank, serving the Bank as its Senior Vice President; and

WHEREAS, because of the Executive’s experience, knowledge of the affairs of the Bank, and reputation and contacts in the banking industry, the Bank deems the Executive’s continued employment with the Bank important for its future growth; and

WHEREAS, it is the desire of the Bank and in its best interest that the Executive’s services be retained; and

WHEREAS, in order to induce the Executive to continue in the employ of the Bank, the Bank has entered into this Agreement to provide the Executive or Executive’s beneficiaries with certain benefits in accordance with the terms and conditions therein set forth; and

WHEREAS, the Bank may choose (and under certain circumstances described in Section 3.5 would be obligated) to establish a trust (as defined in Section 1.20) and, upon the creation of such a Trust, will contribute to the Trust certain assets that shall be held therein, subject to the terms of the Trust, until such time as benefits have been paid to the Executive and Executive’s beneficiaries as specified herein;

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

Part 1. Definitions

1.1. Beneficiary shall mean the person or persons designated by the Executive in accordance with Section 3.2 hereof to receive benefits under this Agreement after the death of the Executive.

1.2. Benefit shall mean an amount payable to the Executive or Executive’s Beneficiary under Part 2 of this Agreement.

1.3. Board or Board of Directors shall mean the Board of Directors of the Bank, or, where the context requires, the Board of Directors of the Holding Company or any other subsidiary of the Holding Company

1.4. Change in Control. A “Change in Control” shall be deemed to have occurred in each of the following events:

(a) At any time during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who are Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of either or both of the Board of Directors of the Bank or the Holding Company. For this purpose, a “Continuing Director” shall mean (x) an individual who was a director of the Bank or the Holding Company at the beginning of such period or (y) any new director (other than a director designated by a person who has entered into, or made a bona-fide offer to enter into, any agreement with the Bank or the Holding Company to effect an acquisition, merger or consolidation) whose election by either Board or nomination for election by the Bank’s shareholders or the Holding Company’s corporators was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved; or

(b) The directors of the Holding Company or the Bank approve a merger or consolidation of the Holding Company or the Bank with any other bank or corporation, other than

(x) a merger or consolidation of the Holding Company in which individuals who are directors of the Holding Company immediately prior to the transaction will continue to represent at least two-thirds of the directors of the institution resulting from the merger or consolidation, or

(y) a merger or consolidation of the Bank in which individuals who are directors of the Bank immediately prior to the transaction will continue to represent at least two-thirds of the directors of the institution resulting from the merger or consolidation.

(c) The Holding Company converts from mutual to stock form or issues minority shares to the public either through the Bank or through a mid-tier holding company; or

(d) The Holding Company or the Bank effectuates a complete liquidation or a sale or disposition of all or substantially all of its assets.

1.5. Code shall mean the Internal Revenue Code of 1986, as amended.

1.6. Disability and Disabled shall have the meaning defined in Section 2.5.

1.7. Effective Date. The Effective Date of this Agreement shall be August 1, 2006.

1.8. Fifth Anniversary shall mean the date that is the fifth anniversary of the date on which the Executive commenced employment with the Bank. For Executive, such Fifth Anniversary is January 13, 1997.

1.9. Good Reason shall mean:

(a) A material breach by the Bank of any of the provisions of this Agreement which failure or breach shall have continued for ninety (90) days after written notice from the Executive to the Bank specifying the nature of such failure or breach.

In addition, “Good Reason” shall include each of the following events but only if they occur within two years following a Change in Control:

(b) A reduction (other than concurrently with across-the-board salary reductions based on the Bank’s financial performance similarly affecting all senior management personnel of the Bank) in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; or

(c) A significant diminution in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties; or

(d) A change in the location of the Executive’s employment to a location more than forty miles from the location of Executive’s employment as of the date of this Agreement.

1.10. Holding Company shall mean the holding company corporate parent of the Bank.

1.11. Insurance Policy shall mean such insurance policy or policies (if any) as the Bank, in its sole and absolute discretion, may choose to purchase to finance some or all of the benefits payable hereunder.

1.12. Normal Retirement Benefit Amount shall mean $910,047.

1.13. Normal Retirement Date shall mean the date upon which the Executive attains age sixty-five (65), provided, however, that if the Executive retires at or after age sixty-two (62), the date of such retirement shall be deemed to be Normal Retirement Date.

1.14. Payment Date shall mean the later of the Normal Retirement Date and the date of Separation from Service, provided, however, that in the event of a Separation from Service that constitutes a Terminating Event, the Payment Date shall mean the date of Separation from Service.

1.15. Retirement Benefit shall mean the benefit payable under any of Section 2.2, Section 2.3 (Change in Control), Section 2.5 (Disability) or Section 2.6 (Death Benefit), as applicable.

1.16. Retirement Percentage shall be equal to the percentage set forth on Table 1.16, calculated as of the date of Separation from Service. The Retirement Percentage shall not exceed 100%.

1.17. Separation from Service shall have the meaning determined pursuant to regulations or other guidance issued with regard to Section 409A of the Code. Until further guidance is issued, Separation from Service shall mean termination of full-time employment with the Bank and any affiliate of the Bank.

1.18. Specially-Defined Cause shall have the meaning defined in Section 2.8(a).

1.19. Terminating Event shall mean any of the following if it occurs within two years after a Change in Control:

(a) Termination by the Bank of the Executive’s employment for any reason whatsoever other than (i) the Executive’s death or Disability or (ii) for Specially-Defined Cause (as such term is defined in, and in accordance with the procedures set forth in, Section 2.8), or

(b) Resignation of the Executive from the employ of the Bank for Good Reason, while the Executive is not receiving payments or benefits from the Bank by reason of the Executive’s Disability.

1.20. Trust shall mean the Trust Agreement creating a so-called “Rabbi Trust” that will be established by the Bank with the Trustee (under the conditions set forth in Section 3.5) for the benefit of the Executive in connection with the supplemental retirement benefits to be provided under this Agreement.

1.21. Trustee shall have the meaning defined in Section 3.5.

1.22. Vested Portion. Except as provided in the following sentence, the Vested Portion shall be determined by multiplying 20% times the Executive’s number of Years of Service with the Bank from and after the Fifth Anniversary until the date of Separation from Service. The Vested Portion will be 100% from and after (i) the date on which the Executive becomes Disabled or dies, (ii) the date on which the Bank terminates the Executive’s employment without Specially-Defined Cause (as such term is defined in Section 2.8), (iii) the date on which the Executive resigns for Good Reason and (iv) the date on which a Terminating Event occurs. The Vested Portion shall not be less than 0% and shall not exceed 100%.

1.23. Years of Service shall mean consecutive periods of twelve (12) months commencing on the date set forth in Section 1.22, provided that the Executive was actively engaged as an officer or employee of the Bank during such twelve (12) month period. The Executive shall be entitled to credit for any partial Years of Service in computing Executive’s total Years of Service.

Part 2. Benefits

2.1. General Provisions Concerning Retirement Benefits. The Executive shall be entitled to a Retirement Benefit on the Payment Date (except in the case of termination for Specially-Defined Cause). This Agreement provides separate provisions with regard to the Retirement Benefit payable to the Executive in the case of Separation from Service due to (a) a Terminating Event (Section 2.3), (b) Disability (Section 2.5) and (c) death (Section 2.6). In all other cases of Separation from Service (except in the case of termination for Specially-Defined Cause), the Executive shall be entitled to receive a Retirement Benefit calculated pursuant to Section 2.2, which shall be paid no later than 30 days after the Payment Date (or on such other date as may be specified in this Agreement).

2.2. Retirement Benefit (payable upon termination of employment other than pursuant to Change in Control, Disability or Death).

(a) Lump Sum Payment upon Retirement at Age 65. The Retirement Benefit payable upon termination of employment at or after age 65 shall be a lump sum payment of the Normal Retirement Benefit Amount.

(b) Lump Sum Payment upon Termination of Employment Prior to Age 65. The Retirement Benefit payable upon termination of employment prior to age 65 shall be a lump sum payment equal to (x) the Vested Portion determined pursuant to Section 1.22, multiplied by (y) the Normal Retirement Benefit Amount, multiplied by (z) the “Resulting Retirement Percentage” in the table set forth at Table 1.19 applicable to the age at which the Executive has retired.

2.3. Calculation of Retirement Benefit Upon Change in Control. If a Terminating Event occurs with respect to the Executive (it being understood that such an event must occur on a date that is within two years following a Change in Control), the Executive shall be entitled to receive the Normal Retirement Benefit Amount. Such Benefit shall be paid 30 days after the Payment Date. To the extent there may be any inconsistency between this Section 2.3 and Section 2.2, the provisions of Section 2.2 shall not apply and this Section 2.3 shall be controlling.

2.4. Other Actions Upon a Change in Control. Upon a Change in Control, the Bank shall, as soon as possible, but in no event later than thirty (30) days following the Change in Control, establish the Trust and select the Trustee (subject to the provisions of Section 3.5) and make an irrevocable contribution to the Trust in an amount equal to the Normal Retirement Benefit Amount. Within the same time period following a Change in Control, the Bank shall make a further irrevocable contribution to the Trust in an amount sufficient to pay for the Trustee’s fees and for actuarial, accounting, legal and other professional or administrative services necessary to implement the terms of this Agreement following a Change in Control. Such amount shall be determined by the Trustee’s estimate of its fees (as provided in the Trust Agreement) and by estimates obtained by the Trustee from the independent actuaries, accountants, lawyers and other appropriate professional and administrative personnel who provided such services to the Trust or the Bank immediately before the Change in Control. If at any time the Trustee notifies the Bank that the assets available under the Trust are not sufficient to provide for the payment of all benefits payable to the Executive or his Beneficiary, the Bank shall make a further irrevocable contribution in the amount determined by the Trustee to be necessary to ensure full payment of all benefits. Notwithstanding the deposit by the Bank of funds with the Trustee, the actual timing of the Trustee’s payment of the Retirement Benefit to the Executive (or his Beneficiary) shall continue to be as set forth in Section 2.2 or (if applicable) Section 2.3, Section 2.5 or Section 2.6.

2.5. Disability.

(a) In the event that the Executive shall become “Disabled” (as defined below) while in the employ of the Bank and prior to the Payment Date, a Disability benefit shall be payable to the Executive. The amount of the Disability benefit shall be an amount equal to (x) the Normal Retirement Benefit Amount, multiplied by (z) the “Resulting Retirement Percentage” in the table set forth at Table 1.19 applicable to the age of the Executive at the time of such Disability. Such Benefit shall be paid ten (10) days after the Normal Retirement Date. Notwithstanding the foregoing, if the Executive should die prior to his Normal Retirement Date and prior to payment of any benefits pursuant to this Agreement, a Death Benefit shall be paid to the Executive’s Beneficiary pursuant to Section 2.6, and no Retirement Benefit shall be paid pursuant to this Section 2.5.

(b) The Executive shall be considered to be “Disabled” (and to have a “Disability”) if (i) the Bank’s long term disability insurance policy carrier has determined that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank.

2.6. Death Benefit. The benefits payable under this Section 2.6 shall be in lieu of and in complete substitution for any and all benefits otherwise payable under this Agreement.

(a) Nature of Death Benefit. If the Executive’s death occurs both (i) before the Executive commences to receive benefits under this Agreement and (ii) either (x) prior to the termination of his employment with the Bank or (y) after the Executive’s employment with the Bank has been terminated by reason of Disability, then a death benefit shall be payable to the Executive’s Beneficiary (the “Death Benefit” in an amount equal to the Normal Retirement Benefit Amount. If the Executive’s death occurs after termination of the Executive’s employment with the Bank and after the payment of any retirement benefits hereunder, then a death benefit shall be payable to the Executive’s Beneficiary in the amount of $25,000. Any death benefit payable by the Bank hereunder shall be payable in a single lump sum distribution payable not later than the date which is sixty (60) days after the date of the Executive’s death.

(b) Gross-Up of Payments. In the event that any death benefit payable pursuant to this Section 2.6 is treated as Income with Respect to a Decedent pursuant to Section 691 of the Code or by any successor provision, by reason of such Benefit not being considered to be life insurance proceeds, the Bank shall, in addition to the death benefit, pay to the Executive’s Beneficiary an amount necessary to ensure that, after the payment of any federal, state , or local taxes imposed as a result of the treatment of the death benefit as Income with Respect to a Decedent, the Executive’s Beneficiary receives and retains, free from liability for any taxes , a net amount equal to the amount the Executive’s Beneficiary would have received and retained had the death benefit been considered to be life insurance proceeds. It is intended that the net after-tax death benefit received by the Executive’s Beneficiary, after taking into account the payments made pursuant to this Section 2.6(b), shall be equal to the net death benefit that the Executive’s Beneficiary would have received if such death benefit had not been treated as Income with Respect to a Decedent.

2.7. No Benefits Upon Discharge for Specially-Defined Cause. Should the Executive be discharged for Specially-Defined Cause in accordance with the procedures set forth in Section 2.8 at any time (before or after his Normal Retirement Date), all Benefits under Part 2 of this Agreement shall be forfeited. If a dispute arises as to discharge for Specially-Defined Cause, such dispute shall be resolved by arbitration as set forth in Section 3.13 of this Agreement.

2.8. Discharge for Specially-Defined Cause.

(a) Specially-Defined Cause. The term “Specially-Defined Cause” shall mean (i) the Executive’s deliberate dishonesty with respect to the Bank or any subsidiary or affiliate thereof; (ii) conviction of a crime involving moral turpitude; (iii) gross and willful failure to perform (other than on account of a medically determinable disability which renders the Executive incapable of performing such services) a substantial portion of the Executive’s duties and responsibilities as an officer of the Bank, which failure continues for more than thirty (30) days after written notice given to the Executive pursuant to a two-thirds (2/3) vote of all of the members of the Board then in office, such vote to set forth in reasonable detail the nature of such failure; or (iv) the willful engaging by the Executive in illegal or gross misconduct which is materially and demonstrably injurious to the Bank or its financial affairs. For the purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer (if Executive is not the Chief Executive Officer) or a senior officer of the Bank or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank. Notwithstanding the foregoing, the Executive shall not be deemed to have been discharged for Specially-Defined Cause unless and until there shall have been delivered to him a copy of a certification by the Clerk of the Bank that two-thirds of the entire Board of Directors of the Bank found in good faith that the Executive had engaged in conduct which is deemed to be Specially-Defined Cause as defined in this Section 2.8 and specifying the particulars thereof, after reasonable notice to the Executive setting forth in reasonable detail the nature of such Specially-Defined Cause and an opportunity for him, together with his counsel, to be heard before the Board.

(b) No Limitation on Authority of Board. As is provided in Section 3.16, nothing contained in this Agreement (and nothing contained in this Section 2.8) shall in any way limit the right of the Bank to discharge the Executive with or without Specially-Defined Cause or to limit the access of the Executive to the premises or assets of the Bank.

Part 3. ADDITIONAL PROVISIONS

3.1. Optional Form of Benefit. In lieu of the lump sum Retirement Benefit provided in Section 2.2, upon request the Executive may obtain an optional form of payment listed below that is the actuarial equivalent of such lump sum payment; provided that such request complies with the provisions of Section 409A of the Code and any regulations or other Internal Revenue Service guidance promulgated thereunder. The actuarially equivalent amount shall be determined as of the Payment Date, using a discount rate equal to 6%. Optional forms of payment include:

•	Annual installment payments over a term of at least three (3) but not more than ten (10) years, with 6% interest on any unpaid amounts.

The Executive shall have the right until the later of (i) the date which is thirty (30) days after this Agreement is made and entered as stated at page 1 of the Agreement, or (ii) December 31, 2006, to elect the form of payment in which his Benefit is to be paid. After such date and prior to the Payment Date, the Executive may change the form of payment he has elected, provided, however, that such change must conform with the provisions of this Agreement and with any applicable requirements of Section 409A (and any other applicable tax law regarding deferral of income or avoidance of constructive receipt). As of the date of this Agreement, all such changes must be made at least one year before the Payment Date and must extend the Payment Date for an additional period of at least five (5) years (which means that payment of the benefit under this Agreement would be made or commence on a date that is at least five years after the Payment Date).

3.2. Beneficiary Designation Procedure. The Executive may designate one or more Beneficiaries to receive specified percentages of any Death Benefit payments to be paid hereunder. The Executive shall designate any such Beneficiaries in writing and shall submit such writing to the Chairman or Treasurer of the Bank. Only designated Beneficiaries alive at the Executive’s death shall be entitled to share in the Benefit payments. Absent a contrary specification by the Executive in writing submitted to the Chairman or Treasurer of the Bank, each Beneficiary alive at the Executive’s death (or, in the case of the Beneficiary’s death after the Executive’s death, the Beneficiary’s estate) shall share equally in Death Benefit payments. If no designated Beneficiary is alive at the Executive’s death, his surviving spouse shall be entitled to all Death Benefit payments. If the Executive dies leaving neither a designated Beneficiary nor a surviving spouse, his estate shall be entitled to any Death Benefit payments. Except to the extent specifically provided in this Section 3.2, the Executive may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right title or interest in the Insurance Policy nor any rights, options, privileges or duties created under this Agreement.

3.3. Assistance in Purchase of Life Insurance. If the Bank elects to purchase an Insurance Policy, the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities. It is agreed and understood, however, that the Bank is under no obligation to fund the benefits payable under this Agreement with any form of insurance.

3.4. Alienability and Assignment Prohibition. Neither the Executive, his surviving spouse nor any other Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any Beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

3.5. Establishment of Trust. In the event of a Change in Control, the Bank has agreed to create a Rabbi Trust meeting applicable Internal Revenue Service requirements for permitting deferral of the recognition (for Federal income tax purposes) by the Executive of the benefits payable under this Agreement until such benefits are paid to the Executive. The Bank shall execute a Trust Agreement creating a Rabbi Trust not later than the date described in Section 2.4. The Trust shall be established with a bank or trust company chosen by the Bank and reasonably acceptable to the Executive (“Trustee”).

3.6. Binding Obligation of Bank and any Successor in Interest. This Agreement shall bind the Executive, the Bank and their heirs, successors, personal representatives and permitted assigns. The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such successor or survivor organization.

3.7. Amendment. During the lifetime of the Executive, this Agreement may be amended only with the mutual written assent of the Executive and the Bank.

3.8. General. The benefits provided by the Bank to the Executive pursuant to this Agreement are in the nature of a fringe benefit and shall in no event be construed to affect or limit the Executive’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits or his right to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan.

3.9. Headings. Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

3.10. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

3.11. Named Fiduciary and Plan Administrator. The “Named Fiduciary and Plan Administrator” of this plan shall be Hudson Savings Bank until another administrator is chosen by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the benefits to be provided under this Agreement. The Named Fiduciary may delegate to others certain aspects of the management and operational responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

3.12. Claims Procedure. In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within sixty (60) days from the date payments are refused. The Plan Administrator shall review the written claim, and if the claim is denied, in whole or in part, the Plan Administrator shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed to have been denied if the Plan Administrator fails to take any action within the aforesaid sixty-day period.

If claimants desire a second review, they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based .

3.13. Arbitration. Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures:

(a) The parties agree to submit any dispute to final and binding arbitration administered by the American Arbitration Association (the “AAA”), pursuant to the Commercial Arbitration Rules of the AAA as in effect at the time of submission. The arbitration shall be held in Boston, Massachusetts before a single, neutral, independent, and impartial arbitrator (the “Arbitrator”).

(b) Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator within thirty (30) days after the submission to the AAA for binding arbitration. The arbitration hearings shall commence within fifteen (15) days after the selection of the Arbitrator. Each party shall be limited to two (2) pre-hearing depositions each lasting no longer than two (2) hours. The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date. Each party shall have no longer than three (3) hours to present its position, and all the proceedings before the Arbitrator shall be on no more than two (2) hearing days within a two week period. The award shall be made no more than ten (10) days following the close of the proceeding. The Arbitrator’s award shall not include consequential, exemplary, or punitive damages. The Arbitrator’s award shall be a final and binding determination of the dispute and shall be fully enforceable in any court of competent jurisdiction. Except in a proceeding to enforce the results of the arbitration, neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. Unless the Arbitrator concludes otherwise, the costs of the arbitration shall be shared equally by the Bank and the Executive.

3.14. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

3.15. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. References to Sections include subsections, which are part of the related Section ( e.g., a section numbered “Section 2.8(a)” would be part of “Section 2.8” and references to “Section 2.8” would also refer to material contained in the subsection described as “Section 2.8(a)”). The recitals hereto constitute an integral part of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

3.16. Employment. No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Bank to discharge the Executive with or without Specially-Defined Cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily terminate his employment at any time.

The benefits provided by this Agreement are not part of any salary reduction plan or any arrangement deferring a bonus or salary increase. The Executive has no option to take any current payment or bonus in lieu of these benefits.

3.17. Communications. All notices and other communications hereunder shall be in writing and shall be given by hand, sent by facsimile transmission with confirmation of receipt requested, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, at its main offices, attention of the Treasurer, and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed.

3.18. Regulatory Provisions. The Executive confirms that he is aware of the fact that the Federal Deposit Insurance Corporation has the power to preclude the Bank from making payments to the Executive under this Agreement under certain circumstances. The Executive agrees that the Bank shall not be deemed to be in breach of this Agreement if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank.

In Witness Whereof, the parties have executed this Agreement as an instrument under seal, as of the date first written above.

Hudson Savings Bank

/s/ Eleanor Grasso	By:	/s/ Carol Parker, Sr. V.P.
Witness		Title

/s/ Carol Parker	/s/ Bartholomew H. Murphy
Witness

Table 1.16 Calculation of Retirement Percentage

Age	Percentage Points Deducted in each Year	Cumulateive % Deduction	Resulting Retirement Percentage
65 or older	0	0	100%
At least 64 but under 65	3	3	97%
At least 63 but under 64	3	6	94%
At least 62 but under 63	3	9	91%
At least 61 but under 62	3	12	88%
At least 60 but under 61	3	15	85%
At least 59 but under 60	10	25	75%
At least 58 but under 59	10	35	65%
At least 57 but under 58	10	45	55%
At least 56 but under 57	10	55	45%
At least 55 but under 56	10	65	35%
At least 54 but under 55	10	75	25%
At least 53 but under 54	10	85	15%
At least 52 but under 53	10	95	5%
Under 52	10	100	0%

FIRST AMENDMENT

to

HUDSON SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

The Supplemental Executive Retirement Agreement dated August 1, 2006, (the “SERP Agreement”) by and between Hudson Savings Bank, a bank organized and existing under the laws of the Commonwealth of Massachusetts, and now known as Avidia Bank (the “Bank”) and Bartholomew Murphy, a key employee and executive of the Bank (the “Executive”) is hereby amended as follows:

WHEREAS, as of January 1, 2005, Section 409A (“Section 409A”) was added to the Code, and as of January 1, 2009, any arrangement providing for “deferred compensation” as defined in Section 409A, must be in full compliance with regulations issued pursuant to Section 409A; and

WHEREAS, the Executive and the Bank have agreed that the SERP be amended as described below in order to be in full compliance with the regulations issued pursuant to Section 409A;

NOW, THEREFORE, it is agreed as follows:

1. Section 1.17 of the SERP shall be deleted in its entirety and replaced with the following:

1.17 Separation from Service shall mean any termination of employment with the Bank and any affiliate of the Bank pursuant to which the aggregate level of services provided by the Executive to the Bank and any such affiliate of the Bank (whether as an employee or a consultant) is permanently reduced to a level of services that is 49% or less than the level of services provided in the immediately preceding 12 months. This definition is intended to comply with Section 409A and the regulations issued thereunder.

2. Section 3.1 of the SERP be amended by deleting in its entirety the sentence following the bullet point that begins “The Executive shall have the right until the later of……”, and replacing it with the following”

The Executive shall have the right until December 31, 2008, to elect the form of payment in which his or her benefit is to be paid.”

3. A new Section 3.19 shall be added to the SERP as follows:

3.1 Section 409A. This Agreement shall be interpreted at all times in such a manner that the terms and provisions of the Agreement are exempt from or comply with Section 409A and any guidance issued thereunder.

IN WITNESS WHEREOF, the pa1iies have executed this Amendment as an instrument under seal, as of this 15th day of October, 2008.

AVIDIA BANK

/s/Mark O’Connell	By:	/s/ Carol Parker
Witness	Title:	SVP and SRO

/s/ Carol Parker	/s/ Bartholomew H. Murphy, Jr.
Witness	Executive

AVIDIA BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

AMENDMENT NO. 2

1. Avidia Bank, headquartered in Hudson, Massachusetts and formerly known as Hudson Savings Bank (“Employer”) entered into the Supplemental Executive Retirement Agreement (the “Agreement”) with Bartholomew H. Murphy, Jr. (“Executive”) effective as of August 1, 2006, and amended as of January 1, 2009.

2. Pursuant to Section 3.7 of the Agreement, Employer and Executive may amend the Agreement provided each party agrees and such amendment is in writing.

3. Employer and Executive deem it necessary to amend the Agreement to increase the Executive’s Normal Retirement Benefit.

4. The Agreement is hereby amended as follows as of January 1, 2015:

Section 1.12 is amended in its entirety as follows:

1.12 Normal Retirement Benefit Amount shall mean $1,685,577.

5. Except as amended in this Amendment No. 2, all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 2 is adopted as of January 1, 2015.

AVIDIA BANK

By:	/s/ Mark O’Connell
Title:	President and CEO
Dated:	April 7, 2015

BARTHOLOMEW H. MURPHY, JR.

By:	/s/ Bartholomew H. Murphy, Jr.
Dated:	April 7, 2015

AMENDMENT NO. 2

AVIDIA BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

AMENDMENT NO. 3

1. Avidia Bank, headquartered in Hudson, Massachusetts and formerly known as Hudson Savings Bank (“Employer”) entered into the Supplemental Executive Retirement Agreement (the “Agreement”) with Bartholomew H. Murphy, Jr. (“Executive”) effective as of August 1, 2006, and amended as of January 1, 2009 and January 1, 2015.

2. Pursuant to Section 3.7 of the Agreement, Employer and Executive may amend the Agreement provided each party agrees and such amendment is in writing.

3. Employer and Executive deem it necessary to amend the Agreement to increase the Executive’s Normal Retirement Benefit.

4. The Agreement is hereby amended as follows as of June 14, 2018:

Section 1.12 is amended in its entirety as follows:

1.12 Normal Retirement Benefit Amount shall mean $2,028,268.

5. Except as amended in this Amendment No. 3, all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 3 is adopted as of June 14, 2018.

AVIDIA BANK

By:	/s/ Mark O’Connell
Title:	President and CEO
Dated:	August 3, 2018

BARTHOLOMEW H. MURPHY, JR.

By:	/s/ Bartholomew H. Murphy, Jr.
Dated:	August 3, 2018

AMENDMENT NO. 3

AVIDIA BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

AMENDMENT NO. 2

This Amendment No. 2 to Supplemental Executive Retirement Agreement (the “Agreement”) is made and entered into as of the 8th day of April, 2019 by and between Avidia Bank, formerly known as Hudson Savings Bank, a bank organized and existing under the laws of the Commonwealth of Massachusetts (the “Bank”), and Bartholomew Murphy, a key employee and executive of the Bank (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Agreement was entered into by the Bank and the Executive to provide the Executive or the Executive’s beneficiaries with certain benefits in accordance with the terms and conditions therein set forth; and

WHEREAS, the Agreement heretofore has been amended by an Amendment No. 1 thereto, effective as of August 1, 2006; and

WHEREAS, the Bank and the Executive desire to further amend the Agreement, effective April 8, 2019, to modify certain provisions thereof relating to the death benefit payable under Section 2.6 thereof; and

WHEREAS, Section 3.7 of the Agreement provides that, during the lifetime of the Executive, the Agreement may be amended only with the mutual written assent of the Executive and the Bank;

NOW, THEREFORE, in consideration of the foregoing, the Bank and the Executive hereby further amend the Agreement, effective April 8, 2019, by deleting therefrom in its entirety Section 2.6(b) thereof, captioned “Gross-Up of Payments.”

Except as modified hereby, the Agreement is hereby ratified, confirmed and approved as of the date hereof.

IN WITNESS WHEREOF, the Bank and the Executive have executed this Amendment No. 2 as an instrument under seal as of the date first above written.

AVIDIA BANK

/s/ Thomas Doane, SVP, HR	By:	/s/ Mark O’Connell
Witness	Title:	President and CEO

/s/ Danielle Avery	/s/ Bartholomew H. Murphy, Jr.
Witness	Executive